TO:  VISTA DEVELOPMENTS LTD. ("VISTA")

FAX:  604-683-1350
      360-371-7092
      416-794-2920

FROM  HOWARD E. KERBEL
       ThermoElastic Technologies, inc.

FAX:  416-968-3424
TEL:  416-934-9998
MOB:  416-407-4925

DATE:  FEBRUARY 2, 1999

RE:  THERMOELASTIC TECHNOLOGIES, INC. ("ThermoElastic")

Dear Sirs:

Further to our meeting on January 15, 1999, we wish to confirm that ThermoElastic and Vista have agreed the following terms with respect to the retaining of the consulting services of Vista by ThermoElastic in connection with the promotion, marketing and sales of ThermoElastic and its Bitem product line:

1. Vista will prepare and submit for the consideration and approval of ThermoElastic's Board of Directors (the "Board") comprehensive, worldwide and multi-industry marketing, promotion and sales plans (the "Plans") for the Bitem products;

2. Vista shall, at all times, act in accordance with the directives and policies as issued and formulated, from time to time, by the Board;

3. Vista shall provide the advice and services required to implement the Plan as approved by the Board and shall for these purposes provide to ThermoElastic such employees of, consultants to and agents of Vista as are reasonably required to effectively implement the Plan as approved by the Board and shall warrant and guarantee that such employees, consultants and agents are competent for such purposes. Such persons shall have special knowledge of, but not limited to, the dental supply industry and shall require the approval of the Board.

4. That the total combined time and effort of such employees, consultants and agents shall constitute the time and effort of one full time person whose efforts and activities are devoted entirely to the marketing, promotion and sales of ThermoElastic's products and ThermoElastic;

5. Vista shall also procure the following persons to fill the following offices:

(a)  President - Kenneth B. Leabscher
(b)  Chief Executive Officer - Fred Heaps;
(c)  vice President of Marketing and Sales and Secretary - Bernard
Teitelbaum;

6.  Vista's compensation, payable as if in writing directs, shall be:

(a) USD 150,000.00 yearly, paid in equal installments monthly commencing upon the successful raising of USD 1,000,000.

(b) A commission override of either one (1) percent annually of gross sales from the sale of product and royalty income or five (5) percent of operating profit, whichever is the lesser. Gross sales and operating profit shall be subject to further discussion aimed at arriving at definitions acceptable to both parties.

(c) three hundred thousand (300,000) free trading common shares of ThermoElastic at USD per share upon ThermoElastic filing the Form "D" required to be filed as part of the Rule 504 process; and

(d) Performance based options on terms to be agreed upon to be available from a pool of two million common shares to be set aside for performance inducements and rewards for all persons as well as for Directors and Advisors who are granted such options by the Board;

7. To assist in determining the performance levels to be achieved by Vista in order for it to be entitled to exercise its performance based options, Vista shall forthwith prepare and submit a preliminary budget based upon sales of USD 2,500,000.00, USD 8,000,000.00 and USD 16,000,000.00 in years one, two and three respectively so as to enable us to continue our discussions on this point;

8. Vista shall have the option of appointing one of the bank signatories in respect of the Company's operating account and that appointee's signature shall be required on all cheques, provided that such appointee shall sign all cheques and documents reasonably required for the proper operation of the business or as directed by the Board;

9. Vista shall have the right to appoint two Directors to the Board of Directors which will consist of no less than eleven Directors;

10. There will be established an Advisory Board. Members would be appointed for two year term and be given twenty-five thousand (25,000) founders Shares at par value and an option to acquire twenty-five thousand (25,000) common shares at the end of their two year term at fifty (50) percent of the then current market price. This option would be lost if a Member ceased being a Member before the end of his or her term;

11.  We will develop a compensation package for Directors;

12. For the time being the address for ThermoElastic Technologies will be:

ThermoElastic Technologies, Inc.
250 H Street
Ste. 715
Blaine, Washington  98230
Tel:  360-371-5061
Fax:  360-371-7092

We also wish to confirm that you have been advised that Howard E. Kerbel is a Barrister and Solicitor licensed to carry on the practice of law in the Province of Ontario and that he has advised you to obtain independent legal advice with respect to this agreement and the transaction contemplated therein. We also confirm your advice that you have either obtained such independent legal advice or have waived your right to do so. Further, you have confirmed that Howard E. Kerbel has provided no legal advise or services to you with respect to this agreement, the transaction contemplated by it or any other matter whatsoever.

I believe that the above reflects our discussions. If I have omitted anything or your recollection differs from mine, please advise me in writing immediately.

We look forward to receipt of the budget to be prepared by Bernie so that we can settle the performance based option issue and move on with this transaction as quickly as possible.

It was a pleasure meeting with you this past Thursday. We appreciate the effort it took to travel from Vancouver to attend the meeting. Please forward you invoice for travel expenses at your earliest convenience.

Please execute the Acknowledgement at the bottom of this letter and one copy by fax and two originally signed coopies by courier.

Regards,
Howard E. Kerbel
ThermoElastic Technologies, Inc.

Encl.

ACKNOWLEDGEMENT

By the execution of this Acknowledgement the Undersigned hereby acknowledges its agreement with the terms of the above Letter of Agreement and agrees to be bound by its terms and to take all actions and to execute all documents required by ThermoElastic to give effect to the intention and substance of the Letter of Agreement.

Dated at Vancouver, this 2nd day of February, 1999.

VISTA DEVELOPMENTS LTD
PER:

A.S.O.